Exhibit 99.1

Press Release

October 2, 2013

FOR IMMEDIATE RELEASE:

COMSTOCK TO BUILD MAXWELL SQUARE

Will Sell 45 Classic Townhomes in Historic Downtown Frederick, Maryland

Frederick, MD/Reston, VA (OCTOBER 2, 2013) – Comstock Homes of Washington, LC, a wholly owned subsidiary of Comstock Holding Companies, Inc. (NASDAQ: CHCI), today announced it will build Maxwell Square, a community of 45 townhomes, in the historic district of Frederick, Maryland. The property is fully entitled and Comstock will begin construction shortly. The Sales Center opened in September 2013 and the first deliveries are expected in early 2014.

Maxwell Square combines modern grace with historic elegance in the heart of Frederick’s ‘walkable urban’ district. The facades of the brick homes are designed to complement the rich architectural flavor of downtown Frederick, each with a front porch in keeping with the Federal nature of the neighborhood.

The townhomes are four levels ranging from 2,400 to 2,900 square feet. Each has a fourth-floor loft and hosts a balcony. The kitchens offer upgraded appliances, fine cabinetry and granite countertops. All of the homes come with a two-car garage. Preconstruction pricing will begin in the mid-$300,000’s.

Historic Frederick has become a cultural hotbed in recent years, abundant with art galleries, performing arts spaces, history and antiques. Fine dining is a city standard, with Top Chef winner Brian Voltaggio’s VOLT only a few blocks from Maxwell Square.

For additional information please visit http://www.comstockhomes.com.

About Comstock Holding Companies, Inc. & Comstock Homes

Comstock is a multi-faceted real estate development and services company, which builds a wide range of housing products under its Comstock Homes brand through its wholly owned subsidiary, Comstock Homes of Washington, LC. Our substantial experience in building a diverse range of products including apartments, single-family homes, townhouses, mid-rise condominiums, high-rise condominiums and mixed-use (residential and commercial) developments has positioned Comstock as a prominent real estate developer and homebuilder in the Washington, D.C. metropolitan area. Comstock Holding Companies, Inc. is a publicly traded company, trading on NASDAQ under the symbol CHCI. For more information about Comstock or its projects please visit www.comstockhomes.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements including incurring substantial indebtedness with respect to projects, the diversion of management’s attention and other negative consequences. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Comstock Holding Companies, Inc.

Joe Squeri, 703-230-1229

Chief Financial Officer

or

Investor Relations:

LHA

Jody Burfening / Harriet Fried

212-838-3777

hfried@lhai.com